News Release
Document Security Systems, Inc. Robin Pedace Document Security Systems, Inc. 202.885.5536 robin@documentsecurity.com	Investor contact: Bryan Kobel Hayden Communications, Inc. 646.383.7621 bryan@haydenir.com	Media contact: Kim Waver Dixon Schwabl Advertising 585.899.3273 kim@dixonschwabl.com

For Immediate Release

Document Security Systems Reports 24% Revenue
Growth in Third Quarter 2007

Sales and Gross Profit Margins Expand as a Result of Sales Channel Development

•	Revenue increases 24% year-over-year and 9% sequentially

•	Third quarter gross profit increases 27% year-over-year

•	First order for new German sales office

ROCHESTER, NY, November 14, 2007 — Document Security Systems, Inc. (AMEX: DMC; "DSS"), a leader in patented protection against counterfeiting and unauthorized copying, scanning and photo imaging, today reported results for the third quarter and nine-month period ended September 30, 2007.

Revenue from continuing operations for the quarter was $1.4 million, up 24% year-over-year and up 9% sequentially compared to the $1.1 million reported for the third quarter of 2006 and $1.3 million for the second quarter of 2007. Driving the growth was increased sales of security printing and increases in royalty revenue from the licensing of the Company’s patented technology. Sales of security printing, after factoring in discontinued operations, increased 31% from the prior year’s quarter which reflected increased demand driven by shipments on a foreign driver’s license project through its P3 subsidiary, the Company’s plastic printing unit, along with increases in sales of its security paper products.

Mr. Patrick White, Chairman and CEO of Document Security Systems, commented, “The tremendous progress we have made in creating and enlarging our sales channel contributed to a solid increase in sales and continues to deliver an increasing pipeline of opportunities. In the last year, we have doubled the size our internal, direct sales force and expanded the number of licensees and distributors. The additional ‘feet on the street’ are just beginning to translate into revenue and the size, quantity and quality of qualified opportunities we are pursuing is substantially improved.”

Mr. White continued, “To be clear, we are focused on accelerating our overall commercialization effort and the current duration of our typical sales cycle, while frustrating, is not atypical of company working in such senior levels of an enterprise or government. These potential customers and the partners who target them are recognizing the compelling benefits of our technology and we’re deep within the sales and marketing cycle in several key markets. By way of example, we recognized a significant increase in orders for secure prescription paper based on recent U.S. Federal legislation originally slated for October 1, 2007 (re-scheduled to April 1, 2008) that requires secure paper to be used in prescriptions in order to receive Medicaid reimbursements.”

“In this case, the change in legislation provided the ‘tipping point’ for our partner and galvanized their sales efforts,” added Mr. White. “We are focused on identifying these catalysts throughout our key markets and educating our direct and indirect sales force to accelerate sales and reduce the duration of the sales cycle. This is not a short-term initiative, and is a challenging endeavor, but it is one we are well-prepared for. Moreover, the improvements in our channels to market completed during the last year give us many more opportunities for success than we enjoyed just one year ago.”

THIRD QUARTER HIGHLIGHTS

•
Announced that Boise Cascade has selected DSS to develop new secure, tamper-proof Medicaid prescription paper for prescription pads and related paperwork. The offering exceeds standards recently set forth in Medicaid legislation regarding paper-based anti-copy/anti-scan security features required in Medicaid papers starting in October 2007 (re-scheduled to April 1, 2008). DSS will work to provide anti-counterfeiting technology enhancements to its current security paper product, which is sold through Boise Cascade under the brand name, Boise® BEWARE™.

•
Introduced, with its Premier Partner, The Ergonomic Group, Inc., a strategic expansion of AuthentiGuard® On-Demand™ that allows variable data printing of AuthentiGuard® Prism™ technologies on high-end digital printing presses, which hide a unique anti-counterfeiting and brand protection marker embedded in a file. This second product in our On-Demand™ suite targets large enterprise customers in the lottery industry and commercial printers to produce secure variable data documents, significantly expanding the overall opportunity for On-Demand™.

•
Continued growth of direct sales force including the addition of Terry Carlisano, Sales Vice President to focus on increasing DSS’ market penetration in key verticals, developing comprehensive national and international sales strategies, and creating new opportunities specifically for DSS’ AuthentiGuard® On-Demand™ product suite.

•	Announced second delay in French Patent Validity Decision to November, 14, 2007. And received notice today of third delay to January 9, 2008.

•	Launched AuthentiGuard® On-Demand™ in New York City on September 17, 2007.

•
As entry into the credentialing market with key distributors, received wins proving the acceptance and viability of our technologies through our P3 distributor base including the implementation of AuthentiGuard® technologies on Major League Baseball and The U.S. Poker Tour credentials.

OPERATING RESULTS

Gross profit from continuing operations for the third quarter of 2007 increased 27% to $687,000 compared with $540,000 in the third quarter of 2006. Gross profit margin increased to 49% compared with 47% in the third quarter of 2006.

Operating expenses for continuing operations for the third quarter were $2.6 million compared with $1.7 million in 2006, an increase of 48%. The cost increase generally reflects increases in executive management, and sales and operations personnel integral to the company’s sales growth strategy, a 74% in increase intangible asset amortization expense, increases in rental and related costs associated with the relocation and expansion of the Company’s plastic printing operations, and increases in professional fees associated with the Company’s Sarbanes Oxley related compliance efforts.

The third quarter 2007 Adjusted EBITDA was a loss of $1.0 million, or $(0.08) per basic and diluted share, compared with a loss of $576,000, or $(0.04) per basic and diluted share, for the comparable period in 2006, an increased loss per share of 78%. (See Reconciliation of GAAP to Non-GAAP Financial Measures table).

In the third quarter of 2007, the net loss was $1.9 million, or $(0.14) per basic and diluted share based on 13.6 million fully diluted shares, compared with a net loss of $1.2 million or $(0.09) per basic and diluted share based on 12.9 million fully diluted shares, for the third quarter of 2006.

“We achieved a 24% increase in sales compared to last year despite a much longer sales cycle then we anticipated in some of our key product areas,” added Peter Ettinger, the Company’s President. “The On-Demand™ offering has been well-received in the marketplace and high-level discussions are ongoing with potential customers. In addition, we completed sales training with 53 representatives at The Ergonomic Group during October 2007, and early indications demonstrate improved traction as a result. In addition, we booked our initial order from large German-based auto manufacturer, the first order for our Stuttgart sales office.”

For the first nine months of 2007, the Company reported revenue from continuing operations of $4.3 million, a 44.0% increase compared to revenue of $3.0 million for the first nine months of 2006. Revenues increased in all major product categories, including increases in royalty revenue from the licensing of the Company’s patented technology, an increase in sales of security products and documents, including initial shipments on a foreign driver license project and increased demand for the Company’s security paper and for initial sales of the Company’s On-Demand product which was introduced in early 2007. In addition, the security printing revenue increase reflects the effect of the Company’s acquisition in February 2006 of Plastic Printing Professionals.

Gross profit from continuing operations was $2.3 million, an increase of 73% compared to gross profit of $1.3 million for the first nine months of last year. Gross profit margin increased to 54% compared with 45% in the first nine months of 2006. Operating expenses for continuing operations for the period were $7.1 million compared with $4.7 million in 2006, an increase of 52%, including a 149% increase in sales and marketing expenses related to the expansion of the Company’s internal (direct) sales force, a 64% increase in stock-based payments, a 65% increase in amortization of intangibles, and a 19% increase in research and development expenses as the Company continues to focus on innovation. The Adjusted EBITDA for the nine months of 2007 was a loss of $2.5 million compared with a loss of $1.9 million for the comparable period in 2006, a increase of 30%. (See Reconciliation of GAAP to Non-GAAP Financial Measures table). For the first nine months of 2007, the net loss was $4.8 million, or $(0.35) per basic and diluted share (based on 13.6 million fully diluted shares), compared with a net loss of $3.4 million or $(0.26) per basic and diluted share (based on 12.9 million fully diluted shares), for the first nine months of 2006.

The Company ended the quarter with $1.4 million in cash and $352,000 in working capital. The decrease in the cash position is primarily due to the payment of legal fees associated with its patent applications, patent defense costs and use of cash for the Company’s expansion of its plastic printing facility, as well as cash used for operations including the move of its P3 operations to a larger facility. As of September 30, 2007, depending on product mix, the Company believes that it will need to reach an annual revenue level of approximately $9.0 - $12.5 million based on its product mix of revenue in order to achieve positive operating cash flow.

Total stockholders’ equity decreased 15.1% to $9.5 million from $11.2 million as of December 31, 2006.

Teleconference

The Company invites you to third quarter earnings teleconference and webcast will occur on November 14, 2007 at 4:30 p.m. Eastern Time. To access the call you may dial, toll free 1-866-225-8754 and toll/international 1-480-629-9562.

It is recommended that you dial in approximately 10 to 15 minutes prior to the scheduled start time. Alternatively, you may listen to a live webcast of the call on the Company’s website: www.documentsecurity.com.

A replay of the call will be available until November 21, 2007 at midnight Eastern Time by dialing, toll free 1-800-406-7325, and toll/international 1-303-590-3030 and typing in the pin number 3797732. The archive will be made available on the DSS website for approximately 60 days.

About Document Security Systems, Inc.

A rapidly growing security technology Company, Document Security Systems is a world leader in the development of optical deterrent technologies that help prevent counterfeiting and brand fraud from the use of the most advanced scanners, copiers and imaging systems in the market. The Company’s patented and patent-pending technologies protect valuable documents and printed products from counterfeiters and identity thieves. Document Security Systems’ customers, which include international governments, major corporations and world financial institutions, use its covert and overt technologies to protect a number of applications including, but not limited to, currency, vital records, brand protection, ID Cards, internet commerce, passports and gift certificates. Document Security Systems’ strategy is to become the world’s leading producer of cutting-edge security technologies for paper, plastic and electronically generated printed assets. More information about Document Security Systems can be found at its websites: www.documentsecurity.com and www.plasticprintingprofessionals.com.

Safe Harbor Statement

This release contains forward-looking statements regarding expectations for future financial performance, which involve uncertainty and risk. It is possible the Company's future financial performance may differ from expectations due to a variety of factors including, but not limited to, changes in economic and business conditions in the world, increased competitive activity, achieving sales levels to fulfill revenue expectations, consolidation among its competitors and customers, technology advancements, unexpected costs and charges, adequate funding for plans, changes in interest and foreign exchange rates, regulatory and other approvals and failure to implement all plans, for whatever reason. It is not possible to foresee or identify all such factors. Any forward-looking statements in this report are based on current conditions; expected future developments and other factors it believes are appropriate in the circumstances. Prospective investors are cautioned that such statements are not a guarantee of future performance and actual results or developments may differ materially from those projected. The Company makes no commitment to update any forward-looking statement included herein, or disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement.

TABLES FOLLOW

DOCUMENT SECURITY SYSTEMS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	September 30,	December 31,
	2007	2006
	(unaudited)	(audited)
ASSETS

Current assets:
Cash and cash equivalents	$1,376,944	$5,802,615
Accounts receivable, net of allowance
of $39,000 ($74,000 -2006)	731,492	618,622
Inventory	234,654	239,416
Prepaid expenses and other current assets	857,469	224,782
-

Total current assets	3,200,559	6,885,435

Restricted cash	177,345	-
Fixed assets, net	887,278	637,732
Other assets	145,351	156,734
Goodwill	1,396,734	1,396,734
Other intangible assets, net	6,573,643	5,389,564

Total Assets	$12,380,910	$14,466,199

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$1,472,350	$1,283,503
Accrued expenses & other current liabilities	564,126	877,261
Deferred revenue	780,912	564,439
Current portion of capital lease obligations	31,336	34,814

Total current liabilities	2,848,724	2,760,017

Long-term capital lease obligations	26,755	50,417
Long-term deferred revenue	15,938	466,875
Commitments and contingencies

Stockholders' equity
Common stock, $.02 par value;
200,000,000 shares authorized,
13,676,030 shares issued and outstanding (13,544,724 in 2006)	273,521	270,894
Additional paid-in capital	31,235,453	28,145,793
Accumulated deficit	(22,019,481)	(17,227,797)

Total stockholders' equity	9,489,493	11,188,890

Total Liabilities and Stockholders' Equity	$12,380,910	$14,466,199

DOCUMENT SECURITY SYSTEMS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2007	2006	2007	2006

Revenue

Security printing	$945,941	$723,916	$2,764,323	$2,185,193
Royalties	278,290	246,528	871,243	343,223
Digital solutions	9,469	-	184,240	-
Legal products	175,725	167,518	513,070	483,983
Total Revenue	1,409,425	1,137,962	4,332,876	3,012,399

Costs of revenue
Security printing	635,935	511,343	1,691,473	1,399,820
Digital solutions	3,507	-	40,521	-
Legal products	82,575	86,355	276,342	267,240
Total costs of revenue	722,017	597,698	2,008,336	1,667,060

Gross profit	687,408	540,263	2,324,540	1,345,339

Operating expenses:

Selling, general and administrative	1,979,171	1,363,654	5,587,903	3,674,766

Research and development	110,833	93,693	314,130	262,577

Amortization of intangibles	480,256	275,714	1,258,985	763,989

Operating expenses	2,570,260	1,733,060	7,161,018	4,701,332

Operating loss	(1,882,852)	(1,192,797)	(4,836,478)	(3,355,994)

Other income (expense):

Interest income	14,829	7,200	89,816	51,338

Loss on foreign currency transactions	(6,378)	-	(10,669)	-

Interest expense	(1,362)	(2,788)	(3,811)	(13,632)

Loss from continuing operations before income taxes	(1,875,763)	(1,188,385)	(4,761,142)	(3,318,288)

Income taxes	4,738	-	14,214	-

Loss from continuing operations	(1,880,501)	(1,188,385)	(4,775,356)	(3,318,288)

Loss from discontinued operations:
Gain on sale of discontinued assets	42,905	-	42,905	-
Loss from operations of discontinued operations	(43,807)	(16,041)	(59,233)	(87,237)
Loss from discontinued operations	(902)	(16,041)	(16,328)	(87,237)

Net loss	$(1,881,403)	$(1,204,426)	$(4,791,684)	$(3,405,525)

Net loss per share -basic and diluted:

Continuing operations	$(0.14)	$(0.09)	$(0.35)	$(0.26)
Discontinued operations	0.00	0.00	0.00	0.00
Net Loss	$(0.14)	$(0.09)	$(0.35)	$(0.26)
Weighted average common shares outstanding, basic and diluted	13,676,030	12,920,315	13,629,241	12,868,887

DOCUMENT SECURITY SYSTEMS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows
For the Nine Months Ended September 30,

	2007	2006
	(unaudited)	(unaudited)

Cash flows from operating activities:
Net loss	$(4,791,684)	$(3,405,525)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization expense	1,396,262	927,635
Stock based compensation	970,829	591,684
Net gain on disposal of discontinued operations	(42,905)	-
(Increase) decrease in assets:
Accounts receivable	(112,870)	(389,229)
Inventory	4,762	(30,487)
Prepaid expenses and other assets	(171,526)	(20,541)
Increase (decrease) in liabilities:
Accounts payable	445,334	360,080
Accrued expenses	(25,635)	(125,361)
Deferred revenue	(234,464)	595,783

Net cash used by operating activities	(2,561,897)	(1,495,961)

Cash flows from investing activities:
Purchase of fixed assets	(423,918)	(78,204)
Proceeds from the sale of discontinued operations	80,000	-
Acquisition of business	-	(1,301,670)
Increase in other intangible assets	(1,150,977)	(453,542)

Net cash used by investing activities	(1,494,895)	(1,833,416)

Cash flows from financing activities:
Repayment of long-term debt	-	(218,200)
(Increase) decrease in restricted cash	(177,345)	240,000
Repayment of capital lease obligations	(27,140)	(24,704)
Payment of accrued stock issuance costs	(519,619)	-
Issuance of common stock	355,225	899,159

Net cash (used) provided by financing activities	(368,879)	896,255

Net increase (decrease) in cash and cash equivalents	(4,425,671)	(2,433,122)
Cash and cash equivalents beginning of period	5,802,615	3,953,482

Cash and cash equivalents end of period	$1,376,944	$1,520,360

Reconciliation of Non-GAAP Performance Measures

Adjusted EBITDA Loss

	Three Months Ended September 30, 2007	Nine Months Ended September 30, 2007
	$	$

Net Loss	$(1,881,000)	$(4,792,000)
Add back:
Depreciation	45,000	137,000
Amortization of Intangibles	480,000	1,259,000
Stock based payments	338,000	971,000
Interest Income	(15,000)	(90,000)
Interest Expense	1,000	4,000
Income Taxes	5,000	14,000
	854,000	2,295,000

Adjusted EBITDA Loss	(1,027,000)	(2,497,000)